SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 10, 2008

WINTHROP REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4614
(Registrant's Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Steven Mandis resigned as a trustee of the Winthrop Realty Trust (“Winthrop”) effective November 11, 2008.  Mr. Mandis, who was the trustee elected by the holders of Winthrop’s Series B-1 Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (the “Preferred Shares”), advised Winthrop that his resignation was due to his no longer being associated with a holder of Preferred Shares and his desire to focus on his other professional commitments.

A press release relating to Mr. Mandis’ resignation is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 8.01	Other Events

On November 10, 2008, Winthrop announced that its Board of Trustees had authorized a one for ten reverse stock split with respect to Winthrop’s common shares of beneficial interest, par value $1.00 per share.  On November 11, 2008, Winthrop announced that its Board of Trustees had revised the reverse split ratio from one for ten to one for five.  The reverse split will take effect after the close of the market on Friday, November 28, 2008 with the first post-split trading day to be December 1, 2008.

Press releases relating to the reverse stock split are attached hereto as Exhibit 99.1 and 99.2 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release dated November 10, 2008 relating to the reverse split

99.2	Press Release dated November 11, 2008 relating to the modification of the reverse split ratio

99.3	Press Release dated November 11, 2008 relating to the resignation of Steven Mandis as a trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 12th day of November, 2008.

WINTHROP REALTY TRUST

By:	/s/ Peter Braverman
Peter Braverman
President